7961 SHAFFER PARKWAY Exhibit 99.1
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Equities Stock Exchange

NEWS

Vista Gold Corp. Announces Listing of Warrants

Denver, Colorado, March 2, 2011 - Vista Gold Corp. (TSX & NYSE Amex Equities:  VGZ) (“Vista” or the “Corporation”) is pleased to announce that a total of 15,308,044 common share purchase warrants (the “Warrants”) issued on December 15, 2010 (in connection with our previously announced private placement of special warrants) began trading March 1, 2011 on the Toronto Stock Exchange (the “TSX”) under the symbol VGZ.WT.U.  See our press releases dated September 30, 2010, October 12, 2010, October 22, 2010 and December 15, 2010 for additional information on the private placement and the Warrants.

In addition, in our press release dated December 15, 2010, we incorrectly announced that 429,348 special warrants and 478,262 compensation warrants were issued to agents and finders (the “Agents”) as part of their compensation for their services provided for the private placement of special warrants.  In fact, an aggregate of 641,305 special warrants and 630,436 compensation warrants were issued to the Agents.

The Warrants are freely tradable in Canada, except to, or for the account or benefit, of any U.S. person (as defined in Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”).  Neither the Warrants nor the common shares issuable upon exercise of the Warrants (the “Warrant Shares”) have been registered under the U.S. Securities Act, or any state securities laws of any state of the United States.  Accordingly, the Warrants and the Warrant Shares may not be offered or sold in the United States or to, or for the account or benefit of, any U.S. person (as defined in Regulation S under the U.S. Securities Act) or any person in the United States absent registration under the U.S. Securities Act or an applicable exemption from such registration requirements and in accordance with all applicable state securities laws of any state of the United States.  Purchasers of the Warrants or the Warrant Shares may not engage in hedging transactions with regard to the Warrants or the Warrant Shares unless in compliance with the U.S. Securities Act.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Warrants or the Warrant Shares.  There shall be no sales of the Warrants or the Warrant Shares in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Vista Gold Corp.

Vista is focused on the development of the Concordia gold project in Baja California Sur, Mexico, and the Mt. Todd gold project in Northern Territory, Australia, to achieve its goal of becoming a gold producer. Vista’s other holdings include the Guadalupe de los Reyes gold project in Mexico, the Yellow Pine gold project in Idaho, the Awak Mas gold project in Indonesia, and the Long Valley gold project in California.

For further information, please contact Connie Martinez at (720) 981-1185.

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